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                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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
                                                           Three Months Ended  Three Months Ended
                                                             March 31, 2001      March 31, 2002
                                                             --------------      --------------
Net loss                                                        $ (57,244)         $ (29,222)
    Preferred dividends                                            (2,477)            (2,807)
                                                                ---------          ---------
Net loss attributable to common stockholders                    $ (59,721)         $ (32,029)
                                                                =========          =========

Weighted-average shares outstanding:
      Shares outstanding, beginning of period                      89,215             89,976
      Shares issued in employee stock purchase plan                   761                  -
                                                                ---------          ---------
Weighted-average shares outstanding                                89,976             89,976
                                                                =========          =========


Loss per share attributable to common stockholders              $   (0.66)         $   (0.36)
                                                                =========          =========
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